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                                                                    Exhibit 99.1

      ANALOG DEVICES CALLS FOR REDEMPTION OF CONVERTIBLE SUBORDINATED NOTES

Norwood, MA -- Analog Devices (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, announced today that the company has called for the redemption on October 1, 2003 of its 4.75 percent Convertible Subordinated Notes ("Notes") due 2005. The aggregate principal amount of the Notes outstanding is $1.2 billion.

Prior to 5 p.m. EDT on September 30, 2003, holders may convert their Notes into shares of ADI common stock at a price of approximately $129.78 per share, or
7.7056 shares of ADI common stock per $1,000 principal amount of Notes. Cash will be paid in lieu of fractional shares. The last reported closing price of ADI common stock on the New York Stock Exchange was $41.00 per share on August 29, 2003.

Alternatively, holders may have their Notes redeemed at a total redemption price of $1,042.75 per $1,000 principal amount of Notes, consisting of $1,000 principal amount plus a premium of $19.00 and accrued interest of $23.75. Any Notes not converted on or before 5 p.m. EDT on September 30, 2003 will be automatically redeemed on October 1, 2003, after which interest will cease to accrue.

A Notice of Redemption and a Letter of Transmittal, which may be used to surrender Notes for conversion or redemption, are being mailed to all registered holders of the Notes. Copies of the Notice of Redemption and the Letter of Transmittal may be obtained from the conversion and redemption agent, U.S. Bank National Association, by calling John Brennan at 617-603-6576.

As a result, beginning in the first quarter of fiscal 2004, which ends January 31, 2004, ADI's pre-tax non-operating income will increase by approximately $3.5 million per quarter. In the fourth quarter of fiscal 2003, which ends November 1, 2003, there will be certain non-recurring items associated with the redemption which, in total, are not expected to be material to earnings.
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Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,450 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, the Philippines, and the United Kingdom. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

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Safe harbor statement under the Private Securities Litigation Reform Act of
1995: This release contains forward-looking statements, including our statements regarding planned revenues, earnings and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our largest customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations and other risk factors described in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2003, as filed with the Securities and Exchange Commission.

CONTACT: Maria Tagliaferro, Director of Corporate Communications at Analog Devices, 781-461-3282, or investor.relations@analog.com